Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

LARKSPUR HEALTH ACQUISITION CORP.,

LARKSPUR MERGER SUB INC.

and

ZYVERSA THERAPEUTICS, INC.

Dated as of July 20, 2022

i

ii

Exhibit A	Form of A&R Company Articles of Incorporation
Exhibit B	Form of A&R Company Bylaws
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Amended and Restated Registration Rights Agreement
Exhibit E	Form of Written Consent
Exhibit F	Non-Continuing SPAC Officers and Directors
Exhibit G	Form of Shareholder Support Agreement
Exhibit H	Form of Joinder to Lock-Up Agreement
Exhibit I	[Reserved]
Exhibit J	Form of Employment Agreement
Schedule A	Company Knowledge Parties
Schedule B	Key Company Shareholders
Schedule C	[Reserved]
Schedule D	Key Company Employees

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 20, 2022 (this “Agreement”), is entered into by and among Larkspur Health Acquisition Corp., a Delaware corporation (the “SPAC”), Larkspur Merger Sub Inc., a Delaware corporation and wholly owned direct Subsidiary of the SPAC (“Merger Sub”), Stephen Glover, in his capacity as the representative of the shareholders of the Company (the “Securityholder Representative”) and ZyVersa Therapeutics, Inc., a Florida corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Florida Business Corporation Act (the “FBCA”), the SPAC and the Company will enter into a business combination transaction pursuant to which, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of the SPAC (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”);

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the SPAC, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, the Company and its shareholders, (b) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s shareholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of the SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger and the Private Placement) are fair to, and in the best interests of, the SPAC, (b) approved and adopted this Agreement and the Transactions (including the Merger and the Private Placement) and declared their advisability, and (c) recommended that the shareholders of the SPAC approve and adopt this Agreement and approve the Transactions (including the Merger and the Private Placement), and directed that this Agreement and the Transactions (including the Merger and the Private Placement) be submitted for consideration by the shareholders of the SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, within three (3) Business Days of the execution and delivery of this Agreement, the SPAC, the Company and the Key Company Shareholders, as Company shareholders holding shares of Company Stock sufficient to constitute the Requisite Company Shareholder Approval, are entering into the Shareholder Support Agreement, dated as of the date hereof in the form attached hereto as Exhibit G (the “Shareholder Support Agreement”), providing that, among other things, the Key Company Shareholders will vote their shares of Company Stock in favor of this Agreement and the Transactions (including the Merger) in accordance with the FBCA and the Organizational Documents of the Company;

WHEREAS, within three (3) Business Days of the execution and delivery of this Agreement, the SPAC and the Key Company Shareholders are entering into the Lock-Up Agreement, dated as of the date hereof in the form attached hereto as Exhibit C (the “Lock-Up Agreement”);

WHEREAS, in connection with the Closing, certain stockholders of the SPAC and certain shareholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D;

WHEREAS, prior to the filing of the Registration Statement (as defined herein), the SPAC and each Key Company Employee is entering into an Employment Agreement, to be effective immediately after the Effective Time, dated as of the date hereof in the form attached hereto as Exhibit J (the “Employment Agreements”);

WHEREAS, the SPAC, concurrently with the execution and delivery of this Agreement, is entering into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors (“Private Placement Investors”) pursuant to which Private Placement Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase at least $7.0 million of convertible preferred shares (the “Convertible Preferred”) and warrants in a private placement transaction (the “Private Placement”) to be consummated on the Closing Date prior to the Effective Time;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Allocation Statement” means a statement setting forth in reasonable detail (A) the Fully-Diluted Share Number, (B) the number of shares of SPAC Class A Common Stock issuable to each shareholder of the Company pursuant to this Agreement in respect of the Per Share Consideration, (C) the number of shares of SPAC Class A Common Stock into which each Exchanged Option will be exercisable immediately following the Effective Time, together with the exercise price of each such Assumed Option, and (D) the number of shares of SPAC Class A Common Stock into which each Assumed Warrant will be exercisable immediately following the Effective Time, together with the exercise price of each such Assumed Warrant.

“Ancillary Agreements” means the Registration Rights Agreement, the Shareholder Support Agreement, the Written Consent, the Employment Agreements, the Lock-Up Agreement, and all other agreements, certificates and instruments executed and delivered by the SPAC, Merger Sub, the Securityholder Representative, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Bridge Financing” means the sale of Company Stock to investors during the period from March 15, 2022 to the Closing Date resulting in proceeds to the Company in an amount not to exceed $7.0 million.

“Business Combination” has the meaning ascribed to such term in the SPAC Certificate of Incorporation.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company dated March 11, 2014, as amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s common stock, par value $0.00001 per share.

“Company Equity Incentive Plan” means the Company’s 2014 Equity Incentive Plan as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company and used in the conduct or the business of the Company.

“Company Material Adverse Effect” means any effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) has had a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or (y) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company); (e) any actions taken or not taken by the Company as required by this Agreement or with the prior written consent of the SPAC; (f) any effect attributable to the public announcement, pendency, negotiation, or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions) (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such effect is not otherwise excluded from this definition of Company Material Adverse Effect), provided, that any event, occurrence, fact, condition, or change referred to in clauses (a) through (d) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates or conducts its businesses.

“Company Notes” means all outstanding notes of the Company convertible into shares of Company Common Stock.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share.

“Company Stockholders Agreement” means that certain Stockholders Agreement dated April 11, 2014 by and among the Company (f/k/a Varian Pharmaceuticals, Inc.) and the Company shareholders named therein, as amended or supplemented.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Transaction Expenses” means the aggregate fees, costs and expenses incurred by, or attributable to, the Company in connection with this Agreement and the Transactions, including: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company (or its equity holders) through the Closing Date in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (b) any liability of the Company in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Company solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other Taxes with respect thereto;

“Company Valuation” means (a) $85,000,000, plus (b) the aggregate amount of cash consideration received by the Company in the Bridge Financing, to the extent any such cash consideration remains on the Company’s balance sheet at the Effective Time.

“Company Warrants” means the outstanding and unexercised warrants to purchase shares of Company Common Stock immediately prior to the Effective Time.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company that is not already generally available to the public, or (b) any Suppliers or customers of the Company, in each case that either (x) the Company is bound to keep confidential or (y) with respect to clause (a), the Company purports to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, and any bonus, stock option, stock purchase, restricted stock, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, other than, in any case, any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the renewable nature of electricity production or the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) Releases or threatened Releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, registration, storage, disposal, remediation or other management of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Exchange Ratio” means the following ratio (rounded down to the nearest whole number): (i) the Merger Shares divided by (ii) the Fully-Diluted Share Number.

“FDA” means the U.S. Food and Drug Administration.

“Fully-Diluted Share Number” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon the Conversion, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Warrants outstanding as of immediately prior to the Effective Time, plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are outstanding as of immediately prior to the Effective Time plus (d) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Notes outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.14, and Section 4.24.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (iv) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Key Company Employees” means the persons listed on Schedule D.

“Key Company Shareholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after due inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of the SPAC, the actual knowledge of Daniel O’Connor and David Briones after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Letter Agreement” means that certain Letter Agreement, dated December 20, 2021, among the SPAC, its officers and directors, and the SPAC Founder Shareholders.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Merger Shares” means a number of shares of SPAC Common Stock equal to (i) the Company Valuation divided by (ii) $10.00.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified, or supplemented from time to time.

“Open Source Software” means any software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), (c) under any similar licensing or distribution model, or (d) under a license that requires disclosure of source code or requires derivative works based on such software to be made publicly available under the same license.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity (including the limited liability company agreement, stockholders’ or shareholders’ agreement, right of first refusal and co-sale agreement, voting agreement, or investors’ rights agreement); (c) any amendment, supplement, or other modification to any of the foregoing; and (d) with respect to any entity, any resolutions or consents by any governing body (including equity holders and board of directors or managers) that approve, authorize, ratify, or otherwise have an impact on, such entity’s capital structure (including by authorizing, approving, or granting any class or type of equity or other securities (including equity-derived securities), in such entity to any person) or the composition of such entity’s governing body (including the replacement of directors and the creation of and delegation of powers or duties to board committees).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Consideration” means, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time, a number of SPAC Common Stock equal to the Exchange Ratio.

“Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens or (ii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data and information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked directly or indirectly to an identified individual, household or device (e.g., name, address, telephone number, IP address, email address, financial account number, government-issued identifier) or otherwise is subject to any applicable Privacy/Data Security Laws related to the privacy or security of information associated with an individual, household or device.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, Processing, sharing, security, disclosure, destruction or disposal, or transfer of Personal Information, including, the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679, Children’s Online Privacy Protection Act, California Consumer Privacy Act (the “CCPA”), and state data breach notification Laws.

“Private Placement Investment Amount” means the amount paid by the Private Placement Investors in exchange for the securities to be issued pursuant to the Securities Purchase Agreement.

“Processing” shall mean any operation or set of operations which is performed on Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Article IX of the SPAC Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Related Person” means, with respect to any specified person, any former, current or future (a) affiliate, equity holder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified person or (b) any affiliate, equity holder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any person described in the preceding clause (a).

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration in the indoor or outdoor environment, including movement through or in the air, soil, surface water, ground water or property.

“Requisite Company Shareholder Approval” means the requisite consent of the Company’s shareholders under the FBCL and the Company’s Organizational Documents of the Company to approve this Agreement and the Transactions (including the Merger), which shall require the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Stock, voting together as a single class on an as-converted basis, (b) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis and (c) the holders of a majority of the outstanding shares of Company Common Stock and Company Prefered Stock voting together as a single class on an as-converted basis.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as amended.

“Service Provider” means any person that is an employee, officer, director, or consultant of the Company.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode, or source code format) and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the SPAC as filed with the SEC on December 9, 2021.

“SPAC Class A Shares” means the shares of Class A common stock of the SPAC, par value $0.0001 per share.

“SPAC Class B Shares” means the shares of Class B common stock of the SPAC, par value $0.0001 per share, held by the SPAC Founder Stockholders.

“SPAC Common Stock” means the shares of the SPAC’s common stock, par value $0.0001 per share.

“SPAC Founder Stockholders” means the Sponsor, A.G.P./Alliance Global Partners, M2B Funding Corporation, Apollo Management Group, Inc., Alpha Capital Ansalt, Range Ventures, LLC, Nicholas Kovacevich, Francis Knuettel II, Thomas Poletti, Raj Mehra, Christopher Twitty, and Gregory Skalicky.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of the SPAC or (ii) would prevent, materially delay or materially impede the performance by the SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company); (e) any actions taken or not taken by the SPAC or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any effect attributable to the announcement, pendency, or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that the SPAC is disproportionately affected thereby as compared with other special purpose acquisition blank-check companies or other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, the Amended and Restated Bylaws of the SPAC as filed with the SEC on September 16, 2021, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Preferred Stock” means the shares of the SPAC’s preferred stock, par value $0.0001 per share.

“SPAC Transaction Expenses” means the aggregate fees, costs and expenses incurred by, or attributable to, the SPAC in connection with the Transactions, including: (a) only to the extent the SPAC is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the SPAC through the Closing Date in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence), in connection with SPAC’s initial public offering (including any deferred underwriting fees) or in connection with SPAC’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (b) any fees, costs and expenses incurred or payable by the SPAC or the Company, in connection with entry into the Securities Purchase Agreement and the consummation of the transactions contemplated by the Securities Purchase Agreement and in connection with the negotiation, preparation and execution of the Private Placement, including any commitment or other fees or other inducements related thereto; (c) all fees, costs and expenses paid or payable pursuant to the SPAC Tail Policy; (d) all filing fees paid or payable to a Governmental Authority in connection with any filing made under the Antitrust Laws, if required; and (d) all Transfer Taxes.

“SPAC Unit” means one share of Class A SPAC Common Stock and three-fourths of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated December 20, 2021, by and between the SPAC and the Trustee, as amended, modified, or supplemented from time to time.

“SPAC Warrants” means whole warrants to purchase SPAC Class A Shares as contemplated under the Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Share at an exercise price of $11.50.

“Sponsor” means Larkspur Health LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, any federal, state, local or non-United States net income, estimated, alternative minimum, gross income, business, occupation, corporate, capital, profits, branch, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, compensation, utility, social security (or similar), premium, disability, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, unclaimed property, abandoned property, escheat, capital stock, goods and services, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which shares of SPAC Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

A&R Company Articles of Incorporation	§ 2.04(a)
A&R Company Bylaws	§ 2.04(b)
A&R Company Organizational Documents	§ 2.04(b)
Action	§ 4.09
Agreement	Preamble
Alston	§ 11.11
Alternative Transaction	§ 7.01(a)
Alternative Transaction Structure	§ 7.14(a)
Antitrust Laws	§ 7.12(a)
Assumed Warrant	§ 3.01(c)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
cGMP	§ Section 4.25
Claims	§ 6.03
Closing	§ 2.02(c)
Closing Date	§ 2.02(c)
COBRA	§ 4.10(e)

Defined Term	Location of Definition

Code	§ 3.02(g)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Closing Statement	§ 2.02(a)
Company D&O Insurance	§ 7.07(c)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.21
Company Permit	§ 4.06
Company Recommendation	Recitals
Company Source Code	§ 4.13(f)
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 11.10
Conversion	§ 3.01(a)
Data Security Requirements	§ 4.13(h)
D&O Indemnitees	§ 7.07(a)
D&O Insurance	§ 7.07(a)
DGCL	Recitals
Effective Time	§ 2.02(a)
Employment Agreements	Recitals
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(d)
FBCA	Recitals
Financial Statements	§ 4.07(b)
GAAP	§ 4.07(a)
GCP	§ Section 4.25
GLP	§ Section 4.25
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(j)
Insurer	§ 4.22(a)
IRS	§ 4.10(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ Section 3.02(b)(i)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Materials	§ 7.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Most Recent Balance Sheet	§ 4.07(b)
Nonparty Affiliates	§ 11.10
Outside Date	§ 9.01(b)

Defined Term	Location of Definition

Plans	§ 4.10(a)
PPACA	§ 4.10(j)
Private Placement	Recitals
Private Placement Investors	Recitals
Producer	§ 4.06
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required SPAC Proposals	§ 7.02(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Securities Purchase Agreement	Recitals
Securityholder Representative	Preamble
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Alternative Transaction	§ 7.01(d)
SPAC Board	Recitals
SPAC Certificate of Incorporation	§ 2.04(a)
SPAC D&O Indemnitees	§ 7.07(b)
SPAC D&O Insurance	§ 7.07(b)
SPAC Disclosure Schedule	Article V
SPAC Founder Shareholders	Recitals
SPAC Material Contracts	§ 5.18(a)
SPAC Organizational Documents	§ 2.04(b)
SPAC Recommendation	§ 7.04(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholders’ Meeting	§ 7.02(a)
SPAC Tail Policy	§ 7.02(a)
Sponsor	Recitals
Sponsor Group	§ 11.11
Surviving Subsidiary Corporation	Recitals
Terminating Company Breach	§ 9.01(f)
Terminating SPAC Breach	§ 9.01(g)
Transfer Taxes	§ 7.14(b)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unaudited Financial Statements	§ 4.07(b)
Written Consent	§ 7.03(a)
Written Consent Failure	§ 7.03(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” or language of similar import when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to July 11, 2022.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the FBCA, on the Closing Date at the Effective Time:

(a) Merger Sub shall be merged with and into the Company.

(b) The Exchange Agent shall issue the Per Share Consideration to the holders of Company Common Stock pursuant to Section 3.02.

(c) As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (provided that references to the Company for periods after the Effective Time shall include the Surviving Subsidiary Corporation) as a wholly owned Subsidiary of the SPAC.

Section 2.02 Effective Time; Closing.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the SPAC a statement (the “Company Closing Statement”) setting forth in good faith (i) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of Company Options, Company Notes or Company Warrants, the information set forth in Section 4.03(c) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to the SPAC and (ii) the Allocation Statement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide the SPAC and its Representatives all information (including the books and records of the Company and its personnel and work papers) requested by the SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with the SPAC’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by the SPAC, which comments the SPAC shall deliver to the Company no later than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

(b) No later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing (i) a certificate of merger with the Secretary of State of the State of Delaware and (ii) articles of merger with the Department of State of the State of Florida, in each case, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL or the FBCA, as applicable, and mutually agreed by the parties (the date and time of the filing of such certificate of merger and such articles of merger (or such later time as may be agreed by each of the parties hereto and specified in each of the certificate of merger and the articles of merger) being the “Effective Time”).

(c) Immediately prior to such filing of the materials in accordance with Section 2.02(a), the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables and release of signatures (email pdf files being acceptable to the parties) for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. Notwithstanding the foregoing, the Closing may occur at such other time, date, and location as the parties may agree in writing (the day on which the Closing takes place, the “Closing Date”).

(d) For the avoidance of doubt, on the Closing Date, the Private Placement shall be consummated prior to the Merger and the Effective Time.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Corporation.

Section 2.04  Organizational Documents and Directors of Surviving Subsidiary Corporation.

(a) Upon the Closing, the SPAC shall file articles of incorporation in substantially the form attached as Exhibit A hereto (the “A&R Company Articles of Incorporation”) with the Department of State of the State of Delaware, and the A&R Company Articles of Incorporation shall be adopted as the articles of incorporation of the SPAC until thereafter amended as provided by the DGCL and such articles of incorporation (subject to Section 7.07).

(b) Upon the Closing, the bylaws in substantially the form attached as Exhibit B hereto (the “A&R Company Bylaws” and together with the A&R Company Articles of Incorporation, the “A&R Company Organizational Documents”) shall be adopted as the bylaws of the SPAC until thereafter amended as provided by the DGCL and the A&R Company Organizational Documents (subject to Section 7.07).

(c) The parties will take all requisite action such that the initial directors of the Surviving Subsidiary Corporation immediately after the Effective Time shall be the individuals designated by the Company prior to the Closing, each to hold office in accordance with the provisions of the FBCA and the certificate of incorporation and bylaws of the Surviving Subsidiary Corporation and until their respective successors are, duly elected or appointed and qualified.

Section 2.05  Transaction Expenses. Upon the terms and subject to the conditions set forth in this Article II, on the Closing Date, the Surviving Subsidiary Corporation shall pay or cause to be paid by wire transfer of immediately available funds all SPAC Transaction Expenses and all Company Transaction Expenses for which invoices have been delivered in accordance with Section 8.02(k) and Section 8.03(h), respectively.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01  Conversion of Securities.

(a) On the Closing Date and immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time, if any, shall automatically convert into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Articles of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock outstanding, if any, shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock, if any, shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC, Merger Sub, the Company, or the holders of any securities in any of the foregoing:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion) shall be canceled and converted into the right to receive the Per Share Consideration, without interest;

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Subsidiary Corporation.

(c) Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of SPAC Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(c) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of SPAC Common Stock; (b) the number of shares of SPAC Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of SPAC Common Stock; and (c) the per share exercise price for the SPAC Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. The SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of SPAC Common Stock for delivery upon the exercise of such Assumed Warrants.

(d) Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, shall be assumed and converted into an option to purchase a number of shares of SPAC Common Stock (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of SPAC Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of SPAC Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger, the Transactions, or any related transactions.

(e) Each Company Note that is outstanding as of immediately prior to the Effective Time (if any) and by its terms will not convert into Company Common Stock in connection with the Transacions shall be assumed by the SPAC and remain outstanding pursuant to the terms and conditions then in effect.

(f) At or prior to the Effective Time, the parties hereto and their respective boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(b), the treatment of the Company Warrants pursuant to Section 3.01(c), the treatment of the Company Options pursuant to Section 3.01(d), the treatment of Company Notes pursuant to Section 3.01(e) or to cause any disposition or acquisition of equity securities of the SPAC pursuant to Section 3.01(b), Section 3.01(c), Section 3.01(d), or Section 3.01(e) or pursuant to the Private Placement, as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to the SPAC or who will (or is reasonably expected to) become subject to such reporting requirements with respect to the SPAC to be exempt under Rule 16b-3 under the Exchange Act.

Section 3.02  Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Closing Date, the SPAC shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by the SPAC in consultation with the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)), for exchange in accordance with this Article III, the number of shares of SPAC Common Stock sufficient to deliver the aggregate Per Share Consideration payable pursuant to this Agreement (such shares of SPAC Common Stock, together with any dividends or distributions with respect thereto pursuant to Error! Reference source not found., being hereinafter referred to as the “Exchange Fund”). The SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Error! Reference source not found. hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures for Company Stock.

(i) As promptly as practicable after the Effective Time, if required by the Exchange Agent, the Securityholder Representative shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the applicable Per Share Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to the SPAC (the “Letter of Transmittal”). Prior to the Effective Time, the SPAC shall enter into an agreement with the Exchange Agent providing that the holders of Company Common Stock, following their delivery of a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, together with such other documents as may be required pursuant to such instructions, shall be entitled to receive, and the Exchange Agent shall deliver, the applicable Per Share Consideration in accordance with the provisions of Section 3.01.

(ii) The SPAC and the Securityholder Representative shall use their reasonable best efforts to cause the Exchange Agent to issue to the holders of Company Common Stock, all of whom are represented solely by book entry, the applicable Per Share Consideration in accordance with the provisions of Section 3.01, without such holder being required to deliver a certificate evidencing ownership of Company Common Stock to the Exchange Agent.

(c) No Further Rights in Company Common Stock. The Per Share Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(d) Adjustments to Per Share Consideration. The Per Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock or the Company Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.02(d) shall not be construed to permit the SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to the SPAC upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02(e) shall thereafter look only to the SPAC for the Per Share Consideration, as the case may be. Any portion of the Exchange Fund remaining unclaimed by holders of the Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the SPAC free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, the SPAC, or the Surviving Subsidiary Corporation shall be liable to any holder of SPAC Common Stock, SPAC Units or Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) for any SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the SPAC, Merger Sub and the Exchange Agent and each of their respective affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(g) and paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made; provided, however, that prior to any payments required to be made hereunder, any of the SPAC, Merger Sub and the Surviving Subsidiary Corporation and their respective affiliates and agents or their designees shall, to the extent practicable, (i) notify the Securityholder Representative of anticipated withholding from the amounts payable hereunder, (ii) consult with the Securityholder Representative in good faith to determine whether such deduction and withholding is required under applicable Law, and (iii) cooperate with the Securityholder Representative in good faith to minimize the amount of any applicable withholding in each case. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, or other documents to reduce or eliminate any such deduction or withholding).

(h) Fractional Shares. No certificates or scrip or shares representing fractional shares of SPAC Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the SPAC or a holder of shares of SPAC Common Stock. In lieu of any fractional share of SPAC Common Stock to which any holder of Company Common Stock would otherwise be entitled in connection with the payment of the Per Share Consideration, the Exchange Agent shall round up or down to the nearest whole share of SPAC Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03  Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law.

Section 3.04  Appraisal and Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the FBCA and/or any other applicable Laws, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 607.1321 and Section 607.1323 of the FBCA and/or any other applicable Laws, and otherwise complied with all of the provisions of the FBCA and/or any other applicable Laws relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such shareholders shall have no right to receive, the applicable Per Share Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the FBCA and/or any other applicable Laws. Any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 607.1321 or Section 607.1323 of the FBCA and/or any other applicable Laws, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Consideration, without any interest thereon.

(b) Prior to the Closing Date, the Securityholder Representative shall give the SPAC (i) prompt notice of any demands for appraisal received by the Company or the Securityholder Representative and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the FBCA and/or any other applicable Laws. The Company shall not, except with the prior written consent of the SPAC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that each section of the Company Disclosure Schedule qualifies the correspondingly numbered representation or warranty specified therein and any other representation or warranty where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the SPAC and Merger Sub as follows:

Section 4.01  Organization and Qualification; No Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity or person.

Section 4.02  Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to the SPAC a complete and correct copy of Organizational Documents, each as amended to date, of the Company. Such Organizational Documents are in full force and effect. The Company is not in violation of any of the provisions of any of its Organizational Documents.

Section 4.03  Capitalization.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of July 11, 2022, (i) 24,498,588 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock are issued and outstanding except for 133,541 shares of Series A Preferred Stock, (iii) 50,501,412 shares of Company Common Stock are held in the treasury of the Company, (iv) 10,085,000 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Equity Incentive Plan, (v) 2,754,353 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants, and 3,747,239 shares of Company Common Stock are reserved for future issuance pursuant to the Company Notes. Attached to Section 4.03(a) of the Company Disclosure Schedule is a true, complete and accurate capitalization table of the Company setting forth each holder of Company Common Stock, Company Warrants, Company Notes, Company Preferred Stock, and Company Options outstanding as of July 11, 2022.

(b) Other than as set forth in Section 4.03(c) of the Company Disclosure Schedule, (i) the Company Options, (ii) the Company Preferred Stock, (iii) the rights provided in the Stockholders Agreement, (iv) outstanding Company Warrants to purchase an aggregate of 2,754,353 shares of Company Common Stock, and (v) outstanding Company Notes convertible into an aggregate of 3,747,239 shares of Company Common Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company. The Company is not a party to, or otherwise bound by, or has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holder of Company Stock, or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting of the Company Stock or any of the equity interests or other securities of the Company.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option, each Company Note, and each Company Warrant outstanding as of July 11, 2022, as applicable: (i) the name of the Company Option recipient or the name of the holder of the Company Warrant or the name of the holder of the Company Note; (ii) the number of shares of Company Common Stock subject to such Company Option, Company Note or Company Warrant; (iii) the exercise or purchase price of such Company Option or Company Warrant; (iv) the date on which such Company Option, Company Note or Company Warrant was granted; (v) the vesting schedule applicable to such Company Option; (vi) the date on which such Company Option or Company Warrant expires; and (v) the date when or circumstances under which the Company Notes shall become convertible into Company Common Stock or otherwise due and payable. The Company has made available to the SPAC accurate and complete copies of the Company Equity Incentive Plan or other applicable document (including Company Board resolutions) pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed transactions herein and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding Company Notes, and all outstanding Company Warrants have been issued and granted in material compliance in all respects with (A) all applicable securities Laws and other applicable Laws, including, with respect to Company Options, Section 409A of the Code, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Organizational Documents of the Company.

(f) Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to the Company Articles of Incorporation. Section 4.03(f) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to the applicable Organizational Document of the Company. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Shareholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

Section 4.04  Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the SPAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that any restrictions on control-share acquisitions set forth in Section 607.0902 the FBCA shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the Transactions. No other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and, subject to receipt of the filing and recordation of appropriate merger documents as required by the FBCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other filings, waivers, approvals, consents, authorizations and notices required in connection with the Merger or the Transactions, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate any of the Organizational Documents of the Company, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which Company or any of its properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the FBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had a Company Material Adverse Effect.

Section 4.06  Permits; Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations, listings and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business, in each case, except for any franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval or order the lack of which would not reasonably be expected to be material to the Company (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected (including all applicable requirements regarding the marketing and advertising of insurance products, all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices, and all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies), (b) any Company Permit or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which Company or any of its properties or assets are bound or affected, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company.

Section 4.07  Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited balance sheet of the Company as of the years ended December 31, 2020, and December 31, 2021 and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Company for the years then ended (collectively, the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly and accurately present, in all material respects, the financial position, results of operations and cash flows of the Company as of the date thereof and for the periods indicated therein, except as otherwise noted therein.

(b) Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited balance sheet of the Company as of March 31, 2022 (the “Most Recent Balance Sheet”), and the related unaudited statements of operations, cash flows and shareholders’ equity of the Company for the three-month period then ended (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Unaudited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly and accurately present, in all material respects, the financial position, results of operations and cash flows of the Company as of the date thereof and for the periods indicated therein, except (x) as otherwise noted therein and (y) for the absence of footnotes and disclosures required by GAAP and the absence of year-end adjustments required by GAAP (none of which will be material, individually or in the aggregate).

(c) Except as and to the extent set forth on the Financial Statements, the Company has no liability or obligation required to be set forth on a balance sheet of the Company that is prepared in accordance with GAAP except for: (i) liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party, (iii) liabilities for Company Transaction Expenses, or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2018, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company has provided or is providing information to any Governmental Agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 4.08  Business Activities; Absence of Certain Changes or Events. Since the date of the Most Recent Balance Sheet or on or otherwise prior to the date of this Agreement, except as otherwise reflected in the Financial Statements or as expressly contemplated by this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course consistent with past practice, other than due to any actions taken due to COVID-19 Measures, (ii) the Company has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including material Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, (iii) there has not been a Company Material Adverse Effect, and (iv) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b).

Section 4.09  Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by any Governmental Authority or other person (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, in each case, that would reasonably be expected to involve an amount in controversy (not counting insurance deductibles) in excess of $100,000 individually, and neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10  Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company for the benefit of any current or former Service Provider or under which the Company has or would reasonably expect to incur any material liability (contingent or otherwise) (whether or not disclosed in Section 4.10(a) of the Company Disclosure Schedule, collectively, the “Plans”); provided that Section 4.10(a) of the Company Disclosure Schedule shall not include (i) any employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the form(s) made available to the SPAC, and (ii) any at-will contract or agreement that permit(s) termination of employment or service: (x) by the Company with no more than thirty (30) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company.

(b) With respect to each Plan subject to the laws of the United States, the Company has made available to the SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules , (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. As of the date hereof, the Company does not have any express commitment to modify, change or terminate a Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is, nor does the Company nor any ERISA Affiliate have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) The Company is not nor will be obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of any Transaction contemplated by this Agreement, nor will the consummation of any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Service Provider. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by the Company to any Service Provider being characterized as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company have any obligation to provide, retiree medical to any current or former Service Provider after termination of employment or service, except as (i) may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) with respect to reimbursement of COBRA premiums.

(f)   Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each Plan is and has been within the past six (6) years in compliance in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxes under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) To the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that, in any case, would reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, there have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any such ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

(j) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been during the past three years in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.

(k) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in material compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(l) The Company and its ERISA Affiliates have timely made all contributions and satisfied all obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.11  Labor and Employment Matters.

(a) The Company has made available to the SPAC a true, correct and complete list of all employees of the Company as of the date hereof and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position and location of employment; (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (iv) whether classified as exempt or non-exempt under the Fair Labor Standards Act and analogous Laws; and (v) commission, bonus or other incentive-based compensation eligibility for the current calendar year. The Company has also made available to the SPAC a true, correct and complete list of all workers classified by the Company as independent contractors who have provided services related to the operation of the Company’s business in the last twelve (12) months, and sets forth for each such worker the following: (A) name; (B) start date; (C) end date (if applicable); (D) services provided; and (E) fee arrangements.

(b) No employee or other Service Provider of the Company is, and since January 1, 2018 has not been, represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company, and the Company is not a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or other Service Providers or the Company and there have been no union certification or representation petitions or demands with respect to the Company or any of its employees or other Service Providers and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company or any of its employees or other Service Providers.

(c) There are no, and since January 1, 2018 there have not been, material Actions pending or, to the knowledge of the Company, threatened against the Company by or on behalf of any of their respective current or former employees or other Service Providers.

(d) Except as would not reasonably be expected to constitute a Company Material Adverse Effect, the Company is and has been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements. Each employee of the Company and any other individual who has provided services with respect to the Company has been paid (and as of the Closing will have been paid) all material wages, bonuses, compensation and other sums owed and due to such individual as of such date. To the extent that any independent contractors are used or engaged by the Company, the Company has, to its knowledge, properly classified and treated such independent contractors in accordance with applicable Laws. To the knowledge of the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly so classified.

Section 4.12  Real Property; Title to Assets.

(a) The Company does not own any real property nor is a party to or bound by or subject to any agreement, contract, commitment, or any option to purchase any real or immovable property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company is required to make payments in excess of $5,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property and pursuant to which the Company is required to make payments in excess of $5,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to the SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company the right to use or occupy any Leased Real Property, and except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, all such Leases are in full force and effect, are valid, legal, binding and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases.

(c) Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.13  Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the operation of the business of the Company as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP is sufficient in all material respects for the operation of the business of the Company as currently conducted.

(b) The Company solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement). To the knowledge of the Company, all Registered Intellectual Property constituting Company-Owned IP is subsisting, valid and enforceable.

(c) The Company has taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company. To the knowledge of the Company, the Company has not disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company to any other person other than (i) pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, through marketing materials made available by the Company, which such marketing materials do not contain trade secrets of the Company or any other sensitive or proprietary information of the Company.

(d) Since January 1, 2018, there have been no claims filed and served, against the Company in any forum, by any person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the course of registering any Company-Owned IP), or (ii) alleging any infringement, misappropriation of, or other violation by the Company of, any Intellectual Property rights of other persons (including any unsolicited written demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company (including the Products) has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; (iv) the Company has not sent any notice to or asserted or threatened in writing any action or claim against any person involving or relating to any Company-Owned IP, other than any such actions, claims or matters that have been resolved; (v) the Company is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, or other contract related to the Company’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell, or otherwise exploit the Company IP; and (vi) since January 1, 2018, the Company has not received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) Except as would not be material to the Company, all persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company substantially in the form(s) made available to Merger Sub or the SPAC and pursuant to which such persons presently assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) The Company does not use and have not used any Open Source Software in a manner that would obligate the Company to license or provide the source code to any of the Software constituting Company-Owned IP (“Company Source Code”) for any purpose, or to make available for redistribution to any person the source code to any of the Software constituting Company-Owned IP at no or minimum charge.

(g) The Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned by the Company, and (ii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems owned by the Company. There has not been any material failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused a widespread outage of the Products for any period of time.

(h) Since January 1, 2018, the Company has complied with: (i) all Privacy/Data Security Laws applicable to the Company, (ii) any applicable external privacy policies of the Company concerning the collection, dissemination, storage, Processing or use of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company, (iii) all contractual commitments that the Company has entered into with respect to privacy and/or data security, (iv) PCI DSS; and (v) all advertising and marketing materials regarding information privacy, protection or security or Processing of Personal Information by the Company (collectively, the “Data Security Requirements”). None of the disclosures or statements made by the Company regarding the collection, use, Processing, storage, transfer or security of Personal Information has been inaccurate, misleading, or deceptive. The Company does not sell Personal Information (as contemplated by the CCPA). The Company’s employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. The Company has commercially reasonable administrative, technical, and physical safeguards to protect the confidentiality, privacy, and security of Personal Information. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since January 1, 2018 to the date hereof, the Company has not (x) experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data or Personal Information or (y) received written notice of any Action by any Governmental Authority, or received any written claims or complaints from any Person regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements. The Company has not provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use or disclosure or other processing of Personal Information.

(i) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the SPAC or the Surviving Subsidiary Corporation, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date.

(j) The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company-Owned IP.

(k) None of the Company or any other party acting on behalf of the Company has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company or any other party acting on behalf of Company to any third party of any Company Source Code. Neither the execution of the Transaction Documents nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

Section 4.14  Taxes.

(a) The Company: (i) has duly filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay, regardless of whether shown on a Tax Return, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) does not have any deficiency, assessment, examination, or other Action in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) The Company is not a party to or bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale, open transaction or other disposition or transaction made on or prior to the Closing; (iv) “intercompany transaction” or any “excess loss account” within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively (or any corresponding or similar provision of state, local or non-U.S. Tax Law) occurring or arising with respect to any transaction on or prior to the Closing; (v) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business; (vi) use of an improper method of accounting for a Tax period on or prior to the Closing Date; or (vii) the application of Section 965 of the Code (including as a result of any election under Section 965(h) of the Code).

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company is the only member).

(f) The Company has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) The Company has (i) no request for a material ruling in respect of Taxes pending between the Company, on the one hand, and any Tax authority, on the other hand or (ii) not entered into any closing agreements as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) The Company has not been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) The Company has not engaged in or entered into a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for material Taxes.

(k) There are no Tax liens upon any assets of the Company except for Permitted Liens.

(l) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company (i) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code and (ii) has not received notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) The Company has not received notice of any claim from a Tax authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to material Taxes in such jurisdiction.

(o) The Company is classified as a C corporation for U.S. federal income Tax purposes.

(p) The Company is a Tax resident only in its jurisdiction of formation.

(q) As of the date hereof, to the knowledge of the Company, there are no current facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company has not taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15  Environmental Matters. (a) The Company has not violated since January 1, 2017, nor is in violation of, applicable Environmental Law, including all material registration, recordkeeping, and other obligations required to generate, hold, trade, and sell Environmental Attributes; (b) to the Company’s knowledge, none of the properties currently or formerly owned, leased or operated by the Company (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company pursuant to Environmental Laws; (c) the Company’s knowledge, the Company is not actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) the Company and its Products are in compliance with Environmental Laws and Environmental Permits; and (f) the Company is not the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has provided the SPAC all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company.

Section 4.16  Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) in effect as of the date of this Agreement to which the Company is a party or bound (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed in Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period;

(ii) all contracts and agreements with Suppliers to the Company, including those relating to the design, development, manufacture or sale of Products of the Company, for expenditures paid or payable by the Company of more than $100,000, in the aggregate, over any 12-month period;

(iii) all management contracts (excluding contracts for employment) and contracts with other consultants, in each case, with compensation paid or payable by the Company of more than $100,000, in the aggregate, over any 12-month period;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that provide for payments by the Company or to the Company in excess of $100,000, in the aggregate, over any 12-month period;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(vi) all contracts and agreements evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or Lien on any of the property or assets of the Company, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, in an amount greater than $100,000;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company is a party that involve payments by the Company in excess of $100,000, in the aggregate, over any 12-month period;

(ix) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;

(xi) all contracts and agreements relating to the purchase of engineering or design services that involve more than $100,000, other than those contracts and agreements under which no further services are due;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xiii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiv) all contracts which involve the license or grant of rights by the Company to a third party of material Company-Owned IP other than (A) agreements with contractors of the Company to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company, (B) non-exclusive licenses granted to Company’s customers in the ordinary course of business, (C) non-disclosure agreements entered into in the ordinary course of business or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(xv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier, or other person on a preferred supplier or “most favored supplier” basis;

(xvi) all agreements for the development of material Company-Owned IP that is embodied in or distributed with a Product or otherwise material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into on the Company’s standard forms of such agreements made available to the SPAC);

(xvii) all contracts and agreements that relate to the direct or indirect acquisition or the disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) in each case, involving payments of $100,000 or more, other than contracts and agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xviii) all contracts and agreements relating to a Company Interested Party Transaction; and

(xix) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $100,000 or impose continuing obligations on the Company, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and the Company is not in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) during the last twelve (12) months, the Company has not received any notice or claim of any such breach, violation or default under any such Material Contract, except in each case of the foregoing as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has made available to the SPAC true and complete copies of all Material Contracts, including any amendments, modifications, and supplements thereto that are material in nature.

Section 4.17  Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number and the policy type, (iii) the period and limits of coverage and (iv) the premium most recently charged.

(b) Except as would not be material to the Company, with respect to each material insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, nor has there been any failure to give notice of or present any claim under such policies in a due and timely fashion; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) all deductible or self-insured retention amounts, as applicable, are commercially reasonable; (v) the Company has not received any disclaimer of coverage other than reservation rights notices received in the ordinary course of business; (vi) no carrier has provided written notice of any material claim, notice of circumstance, refusal of any coverage, limitation in coverage or rejection of any material claim, insurance carrier litigation or dispute pending in connection with such policy; and (vii) there is no written threatened termination or invalidation of such policy.

(c) The Company maintains, and has maintained, insurance policies and coverage in such amounts and against such risk (i) as is reasonable and customary, (ii) as is sufficient for compliance with all contracts to which the Company is a party or by which it is bound, (iii) as is sufficient for compliance with all applicable Laws, and (iv) as is sufficient to cover the expected liabilities of the Company.

Section 4.18  Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s shareholders. The Requisite Company Shareholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19  Certain Business Practices.

(a) Since January 1, 2017, none of the Company or any of its directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) Since January 1, 2017, none of the Company or any of its directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since January 1, 2017, there have not been, any internal or external Actions pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, or any of its officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20  Warranties. The Company has not made any warranties or guarantees with respect to the quality of or absence of defects in its services or the products used in its services that are in force as of the date hereof, other than warranties provided by the Company consistent with standard industry terms in all material respects. There are no claims pending, or to the Company’s knowledge, anticipated or threatened against the Company with respect to the quality of or absence of defects in its services or the products used in its services. Section 4.20 of the Company Disclosure Schedule sets forth a true, correct and complete summary of all warranty and indemnification claims and all credits and allowances for defective products and services given to customers since January 1, 2018.

Section 4.21  Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business consistent with past practice, no director, officer or other affiliate of the Company has or has had, directly or indirectly (i) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule or (ii) any contractual or other arrangement with the Company, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”). The Company has not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company and any family member of any director, officer or other affiliate of the Company.

Section 4.22  Undisclosed Liabilities.

(a) The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Most Recent Balance Sheet as of the date thereof, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet and which are not, individually or in the aggregate, material in amount.

Section 4.23  Exchange Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.24  Brokers. Except for Noble Capital Markets and Benchmark Capital, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided the SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Noble Capital Markets and Benchmark Capital, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future and no fee or commission is or will be due or payable in connection with the Transactions or otherwise.

Section 4.25  FDA. The Company and at all times since January 1, 2018 has been, in compliance, as applicable, with the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the regulations promulgated thereunder, and all other applicable laws and regulations of the relevant Government Authority in the countries in which the Company develops, distributes, or markets its products, including but not limited to (i) the requirement for and the terms of all necessary Permits, including, without limitation, approvals, clearances, exemptions, and licenses, (ii) current Good Manufacturing Practices (“cGMP”), (iii) establishment registration and product listing, (iv) labeling, promotion, and advertising, (v) Good Clinical Practices (“GCP”) and Good Laboratory Practices (“GLP”), (vi) payment of all application, product, and establishment fees, and (vii) recordkeeping and reporting requirements other than those applicable to cGMP, GCP, and GLP. The Company, as applicable, conducts clinical trials in accordance with the principles set forth in the International Conference on Harmonisation (ICH) Guideline for Good Clinical Practice (E6) and FDA GCP requirements, including Institutional Research Board-approved study protocols, valid informed consent, monitoring and auditing plans, adverse event reporting, proper documentation, and valid data collection and reporting procedures.

Section 4.26  Debarment, Disqualification, Exclusion. No officer, employee or agent of the Company has been, or has been threatened to be: (a) debarred under FDA proceedings under 21 U.S.C. § 335a; (b) disqualified under FDA investigator disqualification proceedings; (c) subject to FDA’s Application Integrity Policy; or (d) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

Section 4.27  Paycheck Protection Program. Any funds received by the Company under the Paycheck Protection Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act in response to the COVID-19 pandemic have been paid or forgiven in full.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in the SPAC SEC Reports or the SPAC’s disclosure schedule delivered by the SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (provided that each section of the SPAC Disclosure Schedule qualifies the correspondingly numbered representation or warranty specified therein and any such other representations, warranties or covenants where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on the face of such disclosure and to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and assuming the truth and correctness of the representations and warranties of the Company set forth in Article IV, the SPAC hereby represents and warrants to the Company as follows:

Section 5.01  Corporate Organization.

(a) Except to the extent expressly contemplated by the Transactions, each of the SPAC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions, each of the SPAC and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Merger Sub is the only Subsidiary of the SPAC. Except for Merger Sub, the SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02  Organizational Documents. As of the date hereof, each of SPAC and Merger Sub has furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. Except to the extent expressly contemplated by the Transactions, the SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither the SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03  Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the SPAC consists of (i) 220,000,000 SPAC Common Stock and (ii) 1,000,000 SPAC Preferred Stock. As of the date of this Agreement (iii) 9,692,600 shares of SPAC Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iv) no shares of SPAC Common Stock are held in the treasury of the SPAC, (v) 5,863,200 SPAC Warrants are issued and outstanding, and (vi) 5,863,200 shares of SPAC Common Stock are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding SPAC Units, SPAC Common Stock and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d) Except for the Securities Purchase Agreement, this Agreement and the SPAC Warrants, the SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, the SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither the SPAC nor Merger Sub is a party to, or otherwise bound by, or has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, the SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of SPAC Common Stock or any of the equity interests or other securities of the SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of the SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04  Authority Relative to This Agreement. Each of the SPAC and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of the SPAC and Merger Sub and the consummation by each of the SPAC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the SPAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the approval of the holders of a majority of the then-outstanding SPAC Common Stock who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting). This Agreement has been duly and validly executed and delivered by the SPAC and Merger Sub and constitutes a legal, valid and binding obligation of the SPAC or Merger Sub, enforceable against the SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Organizational Documents shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

Section 5.05  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the SPAC and Merger Sub do not, and the performance of this Agreement by each of the SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of the SPAC or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of the SPAC or Merger Sub is a party or by which each of the SPAC or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the SPAC and Merger Sub do not, and the performance of this Agreement by each of the SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the FBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06  Compliance. Neither the SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the SPAC or Merger Sub or by which any property or asset of the SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the SPAC or Merger Sub is a party or by which the SPAC or Merger Sub or any property or asset of the SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of the SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07  SEC Filings; Financial Statements; Sarbanes-Oxley Act.

(a) The SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since May 13, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). The SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by the SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by the SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). The SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) Except as and to the extent set forth in the SPAC SEC Reports, neither the SPAC nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(d) The SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) There are no outstanding loans or other extensions of credit made by the SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the SPAC, and the SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither the SPAC (including, to the knowledge of the SPAC, any employee thereof) nor the SPAC’s independent auditors has identified or been made aware of (i) any fraud that involves the SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the SPAC or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(g) As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of the SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(h) Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of (i) the SPAC Warrants or (ii) the SPAC Common Stock.

Section 5.08  Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, the SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon the SPAC or to which the SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the SPAC or any acquisition of property by the SPAC or the conduct of business by the SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Except for this Agreement and the Transactions, the SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, the SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon the Merger Sub or to which the Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property or assets by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d) Merger Sub does not own or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f)   Since August 30, 2021 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) the SPAC has conducted its business in all material respects in the ordinary course, other than due to any actions taken due to any COVID-19 Measures, (ii) the SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a SPAC Material Adverse Effect, and (iv) the SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09  Absence of Litigation. (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of the SPAC, threatened against the SPAC, or any property or asset of the SPAC, before any Governmental Authority, and (b) as of the Closing, there is no Action pending or, to the knowledge of the SPAC, threatened against the SPAC, or any property or asset of the SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither the SPAC nor any material property or asset of the SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the SPAC, continuing investigation by, any Governmental Authority.

Section 5.10  Board Approval; Vote Required.

(a) The SPAC Board has duly (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Merger and the Private Placement) and declared their advisability, (iii) recommended that the shareholders of the SPAC approve and adopt this Agreement and approve the Transactions (including the Merger and the Private Placement), and directed that this Agreement and the Transactions (including the Merger and the Private Placement), be submitted for consideration by the shareholders of the SPAC at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of share capital of the SPAC necessary to approve the Merger and, as applicable, the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares SPAC Common Stock who, being eligible to do so, vote in person or by proxy at the SPAC Shareholders’ Meeting.

(c) The Merger Sub Board has duly (i) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only votes of the holders of any class or series of capital stock or membership interests of Merger Sub that are necessary to approve this Agreement, the Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11  Brokers. Except for A.G.P./Alliance Global Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the SPAC or Merger Sub. The SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with A.G.P./Alliance Global Partners, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.12  SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $75,750,000 in the trust fund established by the SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $3,375,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 20, 2021, between the SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. The SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between the SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of the SPAC who shall have elected to redeem their SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To the SPAC’s knowledge, as of the date of this Agreement, following the Effective Time, no shareholder of the SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of the SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, the SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to the SPAC as promptly as practicable, the funds in the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of the SPAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of the SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to the SPAC in connection with its efforts to effect the Merger. As of the date hereof, the SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC at the Effective Time.

Section 5.13  Employees. The SPAC and Merger Sub each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, the SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to the SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by the SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any employee of the SPAC. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by SPAC or Merger Sub to any employee, officer, director, or individual consultant or advisor of SPAC and/or Merger Sub being characterized as an “excess parachute payment” under Section 280G of the Code.

Section 5.14  Taxes.

(a) The SPAC and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, regardless of whether shown on a Tax Return, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, examination, or other Action in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) Neither the SPAC nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) Neither the SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) “intercompany transaction” or any “excess loss account” within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively (or any corresponding or similar provision of state, local or non-U.S. Tax Law) occurring or arising with respect to any transaction on or prior to the Closing; (v) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business; (vi) use of an improper method of accounting for a Tax period on or prior to the Closing Date; or (vii) the application of Section 965 of the Code (including as the result of any election under Section 965(h) of the Code).

(d) Each of the SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither the SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the SPAC is the common parent).

(f)   Neither the SPAC nor Merger Sub has any material liability for the Taxes of any person (other than the SPAC or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) Neither the SPAC nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between the SPAC or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither the SPAC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)   Neither the SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b) or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the SPAC, has threatened to assert against the SPAC or Merger Sub any deficiency or claim for material Taxes.

(k) There are no Tax Liens upon any assets of the SPAC or Merger Sub except for Permitted Liens.

(l) Neither the SPAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither the SPAC nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the SPAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which the SPAC or Merger Sub does not file Tax Returns stating that the SPAC or Merger Sub (as applicable) is or may be subject to material Taxes in such jurisdiction.

(o) Each of the SPAC and the Merger Sub is classified as a C corporation for U.S. federal income tax purposes.

(p) The SPAC has no Subsidiaries (and has not had any Subsidiary) other than Merger Sub.

(q) Each of the SPAC and Merger Sub is a Tax resident only in its jurisdiction of formation.

(r) As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither SPAC, nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15 Registration and Listing. As of the date hereof, the issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LSPRU”; the issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LSPR”; and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “LSPRW.” The SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. As of the date hereof, there is no Action pending or, to the knowledge of the SPAC, threatened in writing against the SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Shares or the SPAC Warrants or terminate the listing of the SPAC on the Nasdaq Capital Market. As of the date hereof, none of the SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or the SPAC Warrants under the Exchange Act.

Section 5.16 Insurance. Except for directors’ and officers’ liability insurance, the SPAC does not maintain any insurance policies.

Section 5.17 Intellectual Property. Neither the SPAC nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of the SPAC, neither the SPAC nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other person.

Section 5.18 Agreements; Contracts and Commitments.

(a) Section 5.18(a) of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which the SPAC or Merger Sub is party, including contracts by and among the SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b) Neither the SPAC nor, to the knowledge of the SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

Section 5.19 Title to Property. Neither the SPAC nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which the SPAC or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

Section 5.20 Investment Company Act. Neither the SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.21 Private Placement.

(a) As of the date hereof, (i) the SPAC has delivered to the Company a true, correct and complete copy of the Securities Purchase Agreement entered into by the SPAC with the applicable Private Placement Investors named therein, pursuant to which the Private Placement Investors have committed to provide the Private Placement Investment Amount; (ii) to the knowledge of the SPAC, with respect to each Private Placement Investor, the Securities Purchase Agreement with such Private Placement Investors is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a Private Placement Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by the SPAC; (iii) the Securities Purchase Agreement is a legal, valid and binding obligation of the SPAC and, to the knowledge of the SPAC, each Private Placement Investor, and neither the execution or delivery by the SPAC thereto nor the performance of the SPAC’s obligations under any such Securities Purchase Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between the SPAC and any Private Placement Investor relating to the Securities Purchase Agreement that would affect the obligation of such Private Placement Investor to contribute to the SPAC the applicable portion of the Private Placement Investment Amount set forth in the Securities Purchase Agreement to which such Private Placement Investor is a party, and the SPAC does not know of any facts or circumstances that would result in any of the conditions set forth in the Securities Purchase Agreement not being satisfied, or the Private Placement Investment Amount not being available to the SPAC, on the Closing Date; and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of the SPAC under any term or condition of the Securities Purchase Agreement and the SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Securities Purchase Agreement.

(b) No fees, consideration (other than SPAC Common Stock issued in connection with the Private Placement Investment Amount) or other discounts are payable or have been agreed by the SPAC (including, from and after the Closing, the Company and Merger Sub) to any Private Placement Investor in respect of its portion of the Private Placement Investment Amount.

Section 5.22 SPAC’s and Merger Sub’s Investigation and Reliance. Each of the SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by the SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. The SPAC, Merger Sub and their Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither the SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to the SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. The SPAC and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.01(a) of the Company Disclosure Schedule, and (iii) required by applicable Law, unless the SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); provided that any action taken, or omitted to be taken, that is required by applicable Law (including COVID-19 Measures) shall be deemed to be in the ordinary course of business; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, Suppliers and other persons with which the Company has significant business relations in all material respects.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (ii) set forth in Section 6.01(b) of the Company Disclosure Schedule, (iii) required by applicable Law (including COVID-19 Measures) and (iv) in connection with the Bridge Financing, the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change any of the Organizational Documents of the Company;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company, provided that (1) the exercise or settlement of any Company Options or Company Warrants in effect on the date of this Agreement and (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement, in each case, shall not require the consent of the SPAC; or (B) any material assets of the Company, except for (1) dispositions of obsolete or worthless equipment and (2) the sale or provision of good or services to customers in the ordinary course of business consistent with past practice;

(iv) acquire any equity interest in, or enter into a joint venture with, any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Company securities in connection with the exercise of Company Options or Company Warrants, or the conversion of the Company Notes (if applicable);

(vii) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $50,000 individually or $100,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company not to exceed $100,000;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $100,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company in the ordinary course of business or (B) prepayments and deposits paid to Suppliers of the Company in the ordinary course of business;

(ix) make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;

(x) acquire any fee interest in real property;

(xi) except as required by applicable Law or the terms of any existing Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (E) below); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees; (E) hire any new employees of the Company unless (1) necessary to replace an employee whose employment has ended, as permitted hereunder (and in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) such employees are hired with an annual base salary below $200,000, provided this subclause (E) shall not apply if the Company hires a Chief Financial Officer or a Chief Medical Officer; or (F) terminate the employment of any employee with an annual base salary at or above $200,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (A)–(F), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $200,000;

(xii) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(xiii) pay, distribute or advance any assets or property to any of its officers, directors, employees, partners, shareholders or other affiliates, other than payments or distributions in the ordinary course of business consistent with past practice;

(xiv) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xv) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, enter into any Tax closing agreement or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, (E) surrender any right to claim a material refund of income or other material Taxes, or (F) change its jurisdiction of Tax residence, in each case that is reasonably likely to result in an increase to Tax liability to the Company;

(xvi) (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business consistent with past practice;

(xvii) fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xviii) enter into any contract, agreement or arrangement that obligates the Company to develop any Intellectual Property related to the business of the Company or the Products, which such Intellectual Property would be owned by a third party;

(xix) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in material items of Company-Owned IP;

(xx) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

(xxi) enter into any new line of business that is materially different from the general nature of the business currently conducted by the Company as of the date of this Agreement;

(xxii) voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties or change coverage in a manner materially detrimental to the Company any material insurance policy insuring the business of the Company;

(xxiii) fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit material to the conduct of the business of the Company; or

(xxiv) enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from the SPAC to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to the SPAC, directly or indirectly, the right to control the Company prior to the Closing Date. Prior to the Closing Date, except as provided in this Agreement, each of the SPAC, Merger Sub, and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02 Conduct of Business by SPAC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Securities Purchase Agreement and consummating the Private Placement) and except as required by applicable Law, the SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the SPAC shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Securities Purchase Agreement and consummating the Private Placement) and as required by applicable Law, neither the SPAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed;

(a) amend or otherwise change the SPAC Organizational Documents, the Merger Sub Organizational Documents or form any Subsidiary of SPAC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC or Merger Sub;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, enter into any Tax closing agreement, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, (E) surrender any right to claim a refund of income or other material Taxes, or (F) change its jurisdiction of Tax residence;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the SPAC or Merger Sub;

(j) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k) (i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of the SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by the SPAC)); or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control the SPAC or Merger Sub at any time.

Section 6.03 Claims Against Trust Account. Each of the Company and the Securityholder Representative agree that, notwithstanding any other provision contained in this Agreement, neither the Company nor the Securityholder Representative has now, nor shall at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and the SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company and the Securityholder Representative hereby irrevocably waive any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of the SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for the SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against the SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and the SPAC consummates a business combination transaction with another party. In the event that either the Company or the Securityholder Representative commences any Action against or involving the Trust Fund in violation of the foregoing, the SPAC shall be entitled to recover from the Company or the Securityholder Representative, as applicable, the associated reasonable legal fees and costs in connection with any such action, in the event the SPAC prevails in such Action.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (x) sale of 15% or more of the assets of the Company, other than in the ordinary course of business consistent with past practice (y) sale of 15% or more of the outstanding capital stock of the Company, or (z) merger, consolidation, liquidation, dissolution or similar transaction involving the Company, in each case, other than with the SPAC and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall direct its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition company or corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify the SPAC promptly in writing after receipt by the Company or any of its Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or for access to the business, properties, assets, personnel, books or records of the Company by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep the SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits the Company from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of the SPAC Board) each of the SPAC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving the SPAC and any other corporation, partnership or other business organization other than the Company (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of the SPAC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any affiliate of SPAC, including the Sponsor or the other SPAC Founder Shareholders, or any of their Representatives with respect to any transaction involving any person (other than the SPAC) and any corporation, partnership or other business organization (other than the Company). The parties agree that any violation of the restrictions set forth in this Section 7.01 by the SPAC or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the SPAC and Merger Sub.

(e) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the SPAC shall notify the Company promptly after receipt by the SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for non-public information relating to the SPAC or for access to the business, properties, assets, personnel, books or records of the SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, the SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f) If the SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then the SPAC shall promptly notify such person in writing that the SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Section 7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) the SPAC (with the assistance and cooperation of the Company as reasonably requested by the SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to the SPAC’s shareholders relating to the meeting of the SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Merger and the other Transactions contemplated by this Agreement, including the adoption of the A&R Company Organizational Documents, in the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by the SPAC and the Company) effective as of the Closing and any separate or unbundled proposals as are required to implement the foregoing, (B) approval of the issuance of SPAC Common Stock as contemplated by this Agreement and the Securities Purchase Agreement, (C) adoption of an omnibus incentive plan, (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (E) any other proposals the parties deem necessary to effectuate the Merger (clauses (A), (B), (C), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company and the SPAC shall jointly prepare and the SPAC shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Merger Shares and any additional shares of SPAC Common Stock to be issued or issuable in the Merger to the shareholders of the SPAC as of immediately prior to the Closing and the shareholders of the Company pursuant to this Agreement. Each of the Company and the SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. The SPAC and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable, and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and the SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the SPAC shall cause the officers and employees of the SPAC and its Subsidiaries to be reasonably available to the Company and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by the SPAC without the approval the Company (such approval not to be unreasonably withheld, conditioned or delayed). The SPAC will advise the Company, as promptly as practicable after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the SPAC Common Stock to be issued in connection with the Transactions pursuant to this Agreement. The SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by the SPAC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) The SPAC represents that the information supplied by the SPAC for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the SPAC or Merger Sub, or their respective officers or directors, should be discovered by the SPAC which should be set forth in an amendment or a supplement to the Merger Materials, the SPAC shall promptly inform the Company.

(d) The Company represents that the information supplied by it for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform the SPAC.

(e) Prior to distributing materials to be provided to the shareholders of the Company in connection with soliciting consent from such persons to the Transactions, the Company shall provide a draft copy of such materials to the SPAC and shall consider in good faith any comments or suggested changes that the SPAC proposes with respect to such materials.

Section 7.03 Company Shareholder Approval; Lock-Up Agreement.

(a) The Company shall (i) obtain and deliver to the SPAC, the Requisite Company Shareholder Approval, (A) in the form of a written consent attached hereto as Exhibit E (the “Written Consent”) executed by each of the Key Company Shareholders (pursuant to the Shareholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company’s Organizational Documents, and (ii) take all other action necessary or advisable to secure the Requisite Company Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto. If the Company fails to deliver the Written Consent to SPAC within 48 hours of the Registration Statement becoming effective (a “Written Consent Failure”), the SPAC shall have the right to terminate this Agreement as set forth in Section 9.01(e).

(b) Prior to the Closing, the Company shall use its best efforts to deliver to the SPAC copies of joinders to the Lock-Up Agreement, in the form attached as Exhibit H thereto, duly executed by (i) all members of the Company’s executive management who hold securities of the Company and (ii) the securityholders of the Company, who, together with the Key Company Shareholders and such management securityholders, hold at least 75% of the aggregate issued and outstanding equity securities, or securities otherwise convertible into or exchanged for equity (including debt and derivative securities), of the Company.

(c) Within three (3) Business Days following the execution and delivery of this Agreement, the Company shall cause to be delivered to the SPAC fully executed (by all parties thereto, other than the SPAC) copies of the Lock-Up Agreement and the Shareholder Support Agreement. If the Company fails to deliver executed copies of the Lock-Up Agreement or the Shareholder Support Agreement within three (3) Business Days following the execution and delivery of this Agreement, the SPAC shall have the right to terminate this Agreement as set forth in Section 9.01(e).

Section 7.04 SPAC Shareholders’ Meeting; Merger Sub Stockholder’s Approval.

(a) The SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and the SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that the SPAC may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. The SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals after the date on which the Registration Statement becomes effective, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.

(b) Notwithstanding (i) the making of any inquiry or proposal with respect to a SPAC Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the SPAC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or terminate this Agreement in connection therewith and (B) the SPAC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including the SPAC’s obligation to use reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, the SPAC shall approve and adopt this Agreement and approve the Merger and the other Transactions as the sole stockholder of Merger Sub.

Section 7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and the SPAC shall: (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor the SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or the SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated January 5, 2022 (the “Confidentiality Agreement”), between the SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06 Authorization of Securityholder Representative.

(a) By approving this Agreement and the Transactions contemplated hereby and by executing and delivering the Letter of Transmittal or, as applicable, by exercising or converting any Company Options, Company Notes or Company Warrants at any time after the date hereof and prior to the Closing Date, each shareholder of the Company and each holder of Company Options, Company Notes and Company Warrants shall have irrevocably made, authorized and appointed the Securityholder Representative as such person’s true, lawful, and exclusive representative and attorney-in-fact for and in such person’s name, place, and stead and for its use and benefit to prepare, execute, certify, acknowledge, swear to, file, deliver or record any and all agreements, instruments or other documents, and to act on behalf of such person with respect to this Agreement and any other Transaction Document and to take any and all actions and make any decisions required or permitted to be taken by the Securityholder Representative pursuant to this Agreement or any Transaction Document, including the exercise of the full and exclusive power to:

(i) give and receive notices and communications on behalf of any such person;

(ii) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(iii) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(iv) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Securityholder Representative in complying with its duties and obligations under any of the Transaction Documents; and

(v) take all actions necessary or appropriate in the good faith judgment of the Securityholder Representative for the accomplishment of the foregoing.

(b) The SPAC shall be entitled to deal exclusively with the Securityholder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any shareholder of the Company or any holder of Company Options, Company Notes or Company Warrants by Securityholder Representative, and on any other action taken or purported to be taken on behalf of any such person by Securityholder Representative, as being fully binding upon such person. Notices or communications to or from Securityholder Representative shall constitute notice to or from each shareholder of the Company or each holder of Company Options, Company Notes or Company Warrants. Any decision or action by the Securityholder Representative hereunder, including any agreement between the Securityholder Representative and the SPAC relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all shareholders of the Company and all holders of Company Options, Company Notes or Company Warrants and shall be final, binding and conclusive upon each such person. All decisions and actions by the Securityholder Representative (to the extent authorized by this Agreement) shall be binding upon all such persons, and no shareholder of the Company or holder of Company Options, Company Notes or Company Warrants shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 7.06, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest, are being granted in part as an inducement to the parties hereto to enter into this Agreement, and shall not be terminated by any act of any shareholder of the Company or any holder of Company Options, Company Notes or Company Warrants, or by operation of Law, whether by death or other event.

(c) In the event the Securityholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the shareholders of the Company (acting by the vote of a majority of the equity interests then-outstanding in the Company) shall select another representative reasonably satisfactory to the SPAC to fill the vacancy of the Securityholder Representative, and, from the date that notice is given to the SPAC and the Partnership of the filling of such vacancy, such substituted representative shall be deemed to be the Securityholder Representative for all purposes under this Agreement and the other Transaction Documents.

(d) (A) The SPAC shall be entitled to rely exclusively upon the communications and actions or omissions of the Securityholder Representative relating to the foregoing as the communications and actions or omissions of the shareholders of the Company and the holder of Company Options, Company Notes and Company Warrants; (B) no such person shall institute any Action against the SPAC or its affiliates alleging that the Securityholder Representative did not have the authority to act as the Securityholder Representative on their behalf; and (C) the SPAC shall not be held liable or accountable in any manner for any act or omission of the Securityholder Representative in such capacity.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) The A&R Company Organizational Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company Articles of Incorporation or the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (the “D&O Indemnitees”), unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, the SPAC shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, or the Company Articles of Incorporation or the bylaws of the Company (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The A&R Company Organizational Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Organizational Documents of the SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the SPAC Organizational Documents as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement to SPAC D&O Indemnitees, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, the SPAC shall indemnify and hold harmless each present and former director and officer of the SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the SPAC would have been permitted under applicable Law, the SPAC Organizational Documents, the Organizational Documents of Merger Sub, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six years after the Effective Time, the SPAC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are (i) currently covered by the Company’s directors’ and officers’ liability insurance policy and (ii) at or after the Closing Date on the board of directors of the SPAC (true, correct and complete copies of which have been heretofore made available to the SPAC or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage.

(d) Prior to the Effective Time, the SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by the SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If the SPAC elects to purchase such SPAC Tail Policy prior to the Effective Time, the SPAC will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor the SPAC’s obligations thereunder.

(e) With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Effective Time, the SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Effective Time, the SPAC shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Effective Time shall be an expense of the SPAC following the Closing.

(f) The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the SPAC Organizational Documents or under any applicable contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the SPAC or its Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the SPAC and all successors and assigns of the SPAC. In the event that the SPAC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the SPAC shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h) On the Closing Date, the SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the SPAC with the directors and officers of the SPAC following the Closing, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of the SPAC prior to the Closing in effect as of the date hereof and listed in Section 7.07(h) of the SPAC Disclosure Schedule shall continue to be effective following the Closing, and the SPAC shall continue to honor the SPAC’s obligations thereunder.

(i) After the Effective Time, the SPAC shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance with a carrier and in an amount determined in good faith as necessary or desirable.

Section 7.08 Notification of Certain Matters. The Company shall give prompt notice to the SPAC, and the SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to this Agreement or the Transactions and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement and the Transactions unless it consults with the other parties in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, the SPAC shall use its reasonable best efforts to consummate the Private Placement in accordance with the Securities Purchase Agreement, including using its reasonable best efforts to enforce its rights under the Securities Purchase Agreement to cause the Private Placement Investors to pay to (or as directed by) the SPAC the applicable purchase price under each Private Placement Investor’s applicable Securities Purchase Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with the SPAC in such efforts. The SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, the Securities Purchase Agreement.

(d) Prior to the Closing, the Company shall have (i) delivered to the SPAC copies of notices sent to third parties set forth in Section 7.09(d)(i) of the Company Disclosure Schedule, in each case in a form reasonably acceptable to the SPAC and (ii) obtained any required consents, approvals, and waivers to the Merger of the third parties set forth in Section 7.09(d)(ii) of the Company Disclosure Schedule.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of the SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party; provided that no party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent the SPAC or the Company and/or its respective affiliates or Representatives from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

Section 7.11 Stock Exchange Listing. Each of the SPAC and the Company will use its reasonable best efforts to cause the SPAC Common Stock to be issued in connection with the Transactions (including the Merger Shares and the Private Placement) to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, the SPAC shall use its reasonable best efforts to keep the SPAC Units, the SPAC Common Stock, and the SPAC Warrants listed for trading on the Nasdaq Capital Market.

Section 7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or to obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) The SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates and Representatives in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.13 Trust Account. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and the SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of the SPAC by reason of the consummation of the Merger or otherwise, and no shareholder of the SPAC shall be entitled to receive any amount from the Trust Account. As soon as commercially practicable and reasonable prior to the Effective Time, the SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the SPAC (to be held as available cash for immediate use on the balance sheet of the SPAC, and to be used (a) to pay unpaid Company Transaction Expenses and unpaid SPAC Transaction Expenses and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the SPAC, Merger Sub, and the Company shall (i) use its respective reasonable best efforts to: (A) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the SPAC, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code, and (B) not (and not permit or cause any of their affiliates, Subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code as described above, and (ii) report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as described above unless otherwise required by Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. Each of the SPAC and the Company will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to the SPAC or the Company of advice or an opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant Tax advisor a certificate (dated as of the necessary date and signed by an officer of the SPAC or the Company, or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such purposes. To the extent any Company Warrants will be repurchased or otherwise settled in cash in connection with the Transactions (or immediately prior to the Transactions), the SPAC and the Company agree that the cash consideration for such settlement shall be furnished by solely the Company (and not by the SPAC or Merger Sub), and the Company and the SPAC will cooperate to document such arrangement. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to receipt of the approval of the Required SPAC Proposals, the Company and the SPAC mutually determine (acting reasonably and in good faith) that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify or, where such may not be possible, to minimize the aggregate amount of gain recognized for U.S. federal income Tax purposes as a result of the Merger, including, with respect to the Merger, by adding a merger to take place immediately after the Merger whereby the Surviving Subsidiary Corporation in the Merger would merge with and into another wholly owned Subsidiary of the SPAC that is a limited liability company disregarded as separate from the SPAC for U.S. federal income Tax purposes, with the new wholly owned Subsidiary of the SPAC being the surviving company in such merger.

(b) The SPAC and Merger Sub will cause the Company to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

(c) All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by the SPAC and shall be deemed to be SPAC Transaction Expenses for purposes of this Agreement.

(d) At least five (5) days prior to the Closing, the Company shall deliver to the SPAC, in a form reasonably acceptable to the SPAC, a properly executed certification that shares of Company Common Stock are not “United States real property interests” within the meaning of Section 897(C) of the Code in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the SPAC with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. In no way will any failure to deliver the certifications described in this Section 7.14(d) give rise to any failure of the conditions to Closing described in Article VIII.

Section 7.15 Directors. The Company and the SPAC shall take all necessary action so that immediately after the Effective Time, the board of directors of the SPAC immediately after the Effective Time is comprised of seven directors, which shall initially include (a) six director nominees designated by the Company or the Securityholder Representative (provided that no less than four of such directors shall be “independent” within the meaning of applicable listing rules and regulations of the Nasdaq Capital Market) and (b) one director nominee designated by the SPAC, each to hold office in accordance with the provisions of the DGCL and the A&R Company Organizational Documents and until their respective successors are, duly elected or appointed and qualified.

Section 7.16 SPAC Public Filings. From the date hereof through the Closing, the SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.17 Litigation.

(a) In the event that any litigation related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of the SPAC, threatened in writing, against the SPAC or the SPAC Board by any of the SPAC’s shareholders prior to the Closing, the SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. The SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) With respect to (i) any Action disclosed in Section 4.09 of the Company Disclosure Schedule or (ii) any Action brought after the date of this Agreement that would have been required to be disclosed in Section 4.09 of the Company Disclosure Schedule had such Action been brought prior to the date of this Agreement, the Company shall, (x) to the extent not already disclosed in Section 4.09 of the Company Disclosure Schedule, promptly notify the SPAC of any such Action and (y) keep the SPAC reasonably informed with respect to the status of any such Action and provide the SPAC with all material correspondence, pleadings and updates regarding such Action. The Company shall consult with the SPAC regarding the defense of any such Action (including regarding the choice of any counsel to defend such Action to the extent counsel has not already been engaged with respect to such Action prior to the date of this Agreement), shall give due consideration to the SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party for the Closing. The obligations of the Company, the SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent, constituting the Requisite Company Shareholder Approval, shall have been delivered to the SPAC.

(b) SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of the SPAC in accordance with the Proxy Statement, the DGCL, the FBCA, the SPAC Certificate of Incorporation and the rules and regulations of the Nasdaq Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other Action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no Actions for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The shares of SPAC Common Stock to be issued pursuant to this Agreement and the Securities Purchase Agreement shall have been approved for listing on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(g) SPAC Net Tangible Assets. Either the SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents and after giving effect to the Private Placement or the SPAC Class A Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h) Securities Purchase Agreement. The Private Placement and other transactions contemplated under the Securities Purchase Agreement shall have been consummated.

Section 8.02 Conditions to the Obligations of SPAC and Merger Sub. The obligations of the SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The Fundamental Representations of the Company shall each be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date). All other representations and warranties of the Company shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Company Material Adverse Effect.

(b) Ancillary Agreements. The Company and the Securityholder Representative, as applicable, shall have delivered to the SPAC:

(i) a copy of the Registration Rights Agreement duly executed by the shareholders of the Company party thereto;

(ii) a copy of the Lock-Up Agreement and joinders thereto duly executed by Key Company Shareholders, the Securityholder Representative, and the other Company shareholders signatories thereto, a list of which shall be delivered by the SPAC to the Company no later than 10 days prior to the Closing Date; and

(iii) (A) all other documents, instruments or certificates required to be delivered by the Company, the Company’s shareholders (including the Key Company Shareholders), or the Securityholder Representative at or prior to the Closing pursuant to this Agreement; and (B) such other documents or certificates as shall reasonably be required by the SPAC in order to consummate the Transaction.

(c) No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect after the date of this Agreement the material adverse effects of which are continuing.

(d) Officer Certificate. The Company shall have delivered to the SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(i) and Section 8.02(c).

(e) [Reserved].

(f) Third Party Consents and Notices. The Company shall have (i) delivered to the SPAC all notices to the third parties set forth in Section 7.09(d)(i) of the Company Disclosure Schedule and (ii) obtained the consents, approvals, and waivers of the third parties set forth in Section 7.09(d)(ii) of the Company Disclosure Schedule.

(g) Terminations. Effective as of the Closing, each of the agreements set forth on Section 8.02(g) of the Company Disclosure Schedule shall have been terminated, in each case in a form and substance reasonably acceptable to the SPAC.

(h) Secretary’s Certificate. The Company shall have delivered to the SPAC a certificate of the Secretary of the Company dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company and (ii) the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, as applicable.

(i) Other Agreements and Covenants. The Company and the Securityholder Representative, as applicable, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(j) Non-Continuing Company Officers and Directors. The Company shall have delivered resignation letters, in form and substance reasonably satisfactory to the SPAC of the directors and officers of the Company set forth in Section 8.02(j) of the Company Disclosure Schedule.

(k) Company Transaction Expenses. At least three (3) Business Days prior to the Closing Date, the Company shall have delivered to the SPAC copies of all invoices for the Company Transaction Expenses (whether payable on, prior to or after the Closing Date), as well as a certificate, duly executed and certificated by duly authorized officer of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of the Company Transaction Expenses and any W-9 or other Tax forms reasonably requested by the SPAC in connection with payment thereof.

(l) D&O Tail. The Company shall have purchased a prepaid “tail” policy with respect to the Company D&O Insurance in accordance with Section 7.07(c).

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the SPAC and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.03(c), Section 5.04 and Section 5.11 shall each be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f)(iii) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, the SPAC, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Ancillary Agreements. The SPAC and Merger Sub, as applicable, shall have delivered to the Company or the Securityholder Representative, as applicable:

(i) a copy of the Registration Rights Agreement duly executed by the SPAC and the stockholders of the SPAC party thereto;

(ii) a copy of the Lock-Up Agreement duly executed by the SPAC; and

(iii) (A) all other documents, instruments or certificates required to be delivered by the SPAC at or prior to the Closing pursuant to this Agreement; and (B) such other documents or certificates as shall reasonably be required by the Securityholder Representative or the Company in order to consummate the Transactions.

(c) Officer Certificate. The SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(f).

(d) Trust Fund. The SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds in the Trust Fund disbursed to the SPAC prior to the Effective Time, and all such funds released from the Trust Account shall be available to the SPAC in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of the SPAC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(e) Redemption. The SPAC shall have provided the holders of SPAC Common Stock with the opportunity to redeem their SPAC Common Stock in connection with the Transactions.

(f)  Other Agreements and Covenants. The SPAC and Merger Sub, as applicable, shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, that for purposes of this Section 8.03(f), a covenant or agreement of the SPAC or Merger Sub shall only be deemed to have not been performed if the SPAC or Merger Sub, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(g) Non-Continuing SPAC Officers and Directors. Those SPAC officers and directors set forth on Exhibit F shall have resigned or otherwise been removed effective as of or prior to the Closing.

(h) SPAC Transaction Expenses. At least three (3) Business Days prior to the Closing Date, the SPAC shall have delivered to the Company copies of all invoices for the SPAC Transaction Expenses (whether payable on, prior to or after the Closing Date), as well as a certificate, duly executed and certificated by an officer of the SPAC, setting forth in reasonable detail the SPAC’s good faith calculation of the aggregate amount of the SPAC Transaction Expenses and any W-9 or other Tax forms reasonably requested by the Securityholder Representative in connection with payment thereof.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or SPAC, as follows:

(a) by mutual written consent of the SPAC and the Company;

(b) by either SPAC or the Company if the Effective Time shall not have occurred prior to December 15, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either the SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger;

(d) by either the SPAC or the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(e) by the SPAC, in the event of a Written Consent Failure; provided, that the SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable best efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five (5) Business Days after notice of such Written Consent Failure is provided by the SPAC to the Company;

(f) by the SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Securityholder Representative, in each case as set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(i) would not be satisfied (“Terminating Company Breach”); provided, that the SPAC has not waived such Terminating Company Breach and the SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, the SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the SPAC to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of the SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(f) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by the SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as the SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to the SPAC.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article XI (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement (including but not limited to Section 2.05), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that the SPAC and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act, if applicable. For the avoidance of doubt, subject to the consummation of the Transactions, the Surviving Subsidiary Corporation shall bear and shall pay or cause to be paid all Company Transaction Expenses and all SPAC Transaction Expenses.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, but subject to applicable Law, (a) the SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the SPAC or Merger Sub contained herein or in any document delivered by the SPAC or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

[RESERVED]

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to the SPAC or Merger Sub:

Larkspur Health Acquisition Corp.
217 W Main St.
Somerville, NJ 08876
Attention:	Daniel J. O’Connor
David Briones
Email:	doconnor@lsprhealth.com
dbriones@briofinancial.com

with a copy to:

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention:	Matthew W. Mamak
Email:	matthew.mamak@alston.com

if to the Company, to:

ZyVersa Therapeutics, Inc.
2200 N. Commerce Parkway, Suite 208
Weston, FL 33326
Attention:	Stephen Glover
Peter Wolfe
Email:	sglover@zyversa.com
pwolfe@zyversa.com

with copies to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Attention:	Michael Lerner
Steven Skolnick
Email:	mlerner@lowenstein.com
sskolnick@lowenstein.com

Section 11.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.03 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 7.07, Section 11.10 and Section 11.11 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (ii) Section 7.15 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons and the Sponsor); and (iii) Section 9.03 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons and the Sponsor), in each case of the foregoing, taken together with this Article XI and any corresponding definitions set forth in Article I.

Section 11.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts without giving effect to its conflict of Law principles, provisions or rules which would require the application of any other Law. All legal Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the courts located in the borough of Manhattan, New York, New York; provided, that if jurisdiction is not then available in such courts, then any such legal Action may be brought in any federal court located in the State of New York or any other New York state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.06 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the others hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.06.

Section 11.07 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.08 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.09 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the courts set forth in Section 11.05 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 11.10 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 11.10. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct, gross negligence, or common law fraud against the person who committed such willful misconduct, gross negligence, or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.10. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 11.11 Conflicts and Privilege. Each of the parties hereto, on its own behalf and on behalf of its Related Persons (including, after the Closing Date, the Surviving Subsidiary Corporation), hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing Date between or among (x) the Sponsor, the equity holders of the SPAC or the equity holders of the Sponsor and/or or any of their respective directors, members, partners, officers, employees or affiliates (other than the SPAC and the Surviving Subsidiary Corporation) (collectively, the “Sponsor Group”), on the one hand, and (y) the SPAC, the Surviving Subsidiary Corporation, and/or any of their Related Persons, on the other hand, any legal counsel, including Alston & Bird LLP (“Alston”), that represented the SPAC and/or any member of the Sponsor Group prior to the Closing Date may represent any member of the Sponsor Group in such dispute even though the interests of such persons may be directly adverse to the SPAC, the Surviving Subsidiary Corporation, and/or any of their Related Persons and even though such counsel may have represented the SPAC and/or any member of the Sponsor Group in a matter substantially related to such dispute, or may be handling ongoing matters for the SPAC, the Surviving Subsidiary Corporation, and/or any member of the Sponsor Group. The SPAC and the Company, on behalf of their respective successors and assigns and their Related Persons (including, after the Closing Date, the Surviving Subsidiary Corporation), further agree that, as to all legally privileged communications prior to the Closing Date (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among the SPAC and/or any member of the Sponsor Group, on the one hand, and Alston, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Sponsor Group after the Closing Date, and shall not pass to or be claimed or controlled by the SPAC or the Surviving Subsidiary Corporation.

[Signature Page Follows.]

IN WITNESS WHEREOF, the SPAC, Merger Sub, the Securityholder Representative, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC:

LARKSPUR HEALTH ACQUISITION CORP.

By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Offier

(Signature Page – Business Combination Agreement)

MERGER SUB:

LARKSPUR HEALTH MERGER SUB, INC.

By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Officer & President

(Signature Page – Business Combination Agreement)

COMPANY:

ZYVERSA THERAPEUTICS, INC.

By:	/s/ Stephen C. Glover
	Name:	Stephen C. Glover
	Title:	Chief Executive Officer

(Signature Page – Business Combination Agreement)

SECURITYHOLDER REPRESENTATIVE:

Stephen Glover

By:	/s/ Stephen Glover
	Name:	Stephen Glover
	Title:	Chief Executive Officer

[ZyVersa Therapeutics, Inc. Disclosure Schedule to the Business Combination Agreement]